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Exhibit 99

CONTACTS:		FOR IMMEDIATE RELEASE
Investors	Media
Josh Hirsberg	Robert W. Stewart
702.699.5269	702.699.5043
hirsbergj@parkplace.com	stewartr@parkplace.com

Park Place reports financial results for second quarter of 2002

        Las Vegas, July 29, 2002—Park Place Entertainment Corporation (NYSE: PPE) today reported financial results for the quarter and six months ended June 30, 2002.

Second Quarter 2002 Results

        For the second quarter of 2002, Park Place reported net income of $96 million, or $0.31 per diluted share, including a one-time investment gain of $39 million, net of tax, from the sale of its interest in Jupiters Limited, an Australian casino company. That compares to results for the second quarter of last year of $61 million, or $0.20 per diluted share, excluding goodwill amortization of $13 million.

        Adjusted earnings per share for the second quarter, excluding the investment gain and pre-opening charges, were $0.19 per diluted share compared to $0.20 per diluted share for the second quarter of last year.

        Net revenue for the second quarter of 2002 was $1.198 billion, up from $1.171 billion for the second quarter of 2001. Earnings before interest, taxes, depreciation, amortization, pre-opening expenses and the investment gain from Jupiters (EBITDA) were $310 million for the second quarter of 2002, even with the prior year.

First Half 2002 Results

        For the first six months of 2002, Park Place reported adjusted net income of $97 million, or $0.32 per diluted share, excluding the cumulative effect of an accounting change for goodwill and the investment gain. Including the effect of the goodwill accounting change and the investment gain, the company recorded a net loss for the first six months of 2002 of ($843) million, or ($2.76) per diluted share. In the first six months of 2001, net income excluding goodwill amortization was $118 million, or $0.39 per diluted share.

        Net revenue for the first half of 2002 was $2.356 billion, compared to $2.332 billion for the first half of 2001. EBITDA for the first six months of 2002 was $589 million, down from $625 million for the first half of 2001.

        In accordance with Statement of Financial Accounting Standard Number 142, "Goodwill and Other Intangible Assets," the company recorded a non-cash charge in the first quarter of this year of $979 million to write down the value of goodwill associated with previous acquisitions.

Second Quarter Highlights

  •
  Continued margin improvement at Las Vegas Strip and Atlantic City properties

  •
  8% increase in Eastern Region EBITDA, led by 13% increase at Caesars

  •
  Record second quarter results at Caesars Indiana—EBITDA up by 29%

  •
  Recovery on the Las Vegas Strip, with all PPE Strip properties showing continuing improvement

  •
  9% increase in EBITDA at Caesars Palace, in spite of construction disruption

  •
  Completion of the sale of 20% equity in Australian casinos for $120 million while retaining management contract

  •
  Substantial continued debt reduction—$255 million in Q2, $354 million YTD

  •
  Completion of $25 million Gateway project linking Claridge to Bally's AC and indoor connection of three casino resorts spanning five city blocks

  •
  Major entertainment and boxing events by Park Place at the renovated Boardwalk Hall in Atlantic City

  •
  Agreement with Simon Group to commence Forum Shops III at Caesars Palace

  •
  Joint Venture with Jimmy Buffett bringing Margaritaville to Flamingo Las Vegas

  •
  Agreement for Gordon Group to develop and finance renovation of Ocean One with enclosed retail connection across the Boardwalk to Caesars AC

  •
  Colosseum at Caesars Palace on schedule and on budget

  •
  Continued roll-out of Connection Card, with strong cross-property play increases

        "Our results for the quarter confirmed the strength of our diverse portfolio, with gains in every domestic region over last year," said Park Place President and Chief Executive Officer Thomas E. Gallagher. "Our emphasis on performance improvement, combined with major initiatives this year in restaurants, entertainment and technology, are providing an excellent platform for future growth. We're keeping a close eye on the economy and travel trends, but we're encouraged by the recovery we have seen in Las Vegas."

        "We've also delivered on our commitment to debt reduction. During the quarter, we paid down $255 million of debt, for a year-to-date total reduction of $354 million," Gallagher said.

        "Park Place showed strength across all of our domestic regions in the second quarter," said Park Place Chief Operating Officer Wallace R. Barr. "We launched significant new initiatives to grow our revenues and also made important progress in improving profitability. The changes we have made over the past few months are now delivering results. We also led the return of top quality entertainment and sports events to Atlantic City and experienced superior returns from such events, adding to our position as the leader in that market," said Barr.

        "We had a successful second quarter, with consistent performance across most of our domestic portfolio," said Park Place Chief Financial Officer Harry C. Hagerty. "We also continued to drive initiatives aimed at long-term, sustainable increases in our profitability and returns on capital. We have significant opportunities throughout our company. The sheer size of our enterprise makes the potential rewards well worth the effort."

Western Region

        EBITDA in the Western Region was $134 million in the second quarter of 2002, compared to $132 million reported in the second quarter of 2001 (excluding $1 million of EBITDA from the Flamingo Reno, sold in late 2001).

        Caesars Palace reported a 9 percent increase in EBITDA for the second quarter—$37 million compared to $34 million for the quarter ended June 30, 2001. The improved performance resulted largely from reductions in promotional, marketing and operating expenses.

        At Paris/Bally's, EBITDA for the second quarter was $52 million, up $1 million from the second quarter of 2001. A focus on cost control allowed Paris/Bally's to realize increased EBITDA on lower revenues. The Flamingo Las Vegas reported second quarter EBITDA of $27 million, down $1 million from the second quarter of 2001.

        Other Nevada properties—the Las Vegas Hilton, Reno Hilton, Caesars Tahoe and Flamingo Laughlin—on a combined basis reported $18 million in EBITDA for the second quarter of 2002, down slightly from $19 million reported for the second quarter of 2001 on a same store basis.

Eastern Region

        EBITDA in the Eastern Region was $117 million, up $9 million—or 8 percent—from the $108 million recorded for the second quarter of 2001. The 2002 results include a full quarter of contribution from the Claridge Hotel and Casino, which Park Place acquired in June 2001.

        EBITDA for Bally's Atlantic City for the second quarter was $49 million, up nearly 7 percent from $46 million reported for the second quarter of 2001. The increase was driven largely by an increase in slot win compared to the second quarter of 2001.

        At Caesars Atlantic City, EBITDA for the second quarter was $43 million, up more than 13 percent from the $38 million reported for the second quarter of 2001. The results were due to increased gaming win in both tables and slots compared to the year-ago quarter.

        The Atlantic City Hilton generated EBITDA of $20 million for the second quarter, down slightly from $21 million for the second quarter of 2001. Results in 2001 benefited from a higher table hold percentage.

Mid-South Region

        Park Place's Mid-South casino resorts reported second quarter EBITDA of $62 million, up $2 million from the quarter ended June 30, 2001.

        Caesars Indiana reported a 29 percent increase in EBITDA, from $14 million to $18 million. The resort's financial performance benefited significantly from the opening last August of its new 500-room luxury hotel. Additional visits to the riverboat casino resulted in year-over-year increases of more than 25 percent in combined table game and slot win.

        During the quarter, the State of Indiana increased the tax rates applicable to casinos in the state and also afforded them the option of offering gaming at dockside. Caesars Indiana has elected to begin dockside gaming as soon as practicable.

        On the Gulf Coast, Grand Casino Gulfport posted EBITDA of $14 million, up nearly 8 percent from the $13 million reported for the second quarter of 2001. The casino benefited from increased slot volume and demonstrated improved EBITDA margins.

        EBITDA for the second quarter at Grand Casino Biloxi was $12 million, down from $16 million recorded in the second quarter of 2001. The decline resulted from lower volumes and hold in both tables and slots.

        In northern Mississippi, Grand Casino Tunica reported EBITDA approximately even with last year. EBITDA at Park Place's two other Tunica properties was up $2 million from the second quarter of 2001.

International

        Park Place's international properties reported combined EBITDA of $14 million for the second quarter, compared to $22 million for the second quarter of 2001. The decrease was principally due to significantly reduced volumes in both table and slot play at Casino Windsor in Canada and at the Punta del Este property in Uruguay and the disposition of the Jupiters ownership in April of this year.

        Casino Windsor continues to be negatively affected by competition from the casinos in Detroit as well as by a decline in cross-border traffic that began after last September's terror attacks. The Punta del Este property has been affected by the economic turmoil in Argentina and Brazil, from which it draws most of its customers.

        Park Place Entertainment is the world's largest gaming company. Park Place owns, manages or has an interest in 28 gaming properties operating under the Caesars, Bally's, Flamingo, Grand Casinos, Hilton and Paris brand names with a total of approximately two million square feet of gaming space, more than 28,000 hotel rooms and 55,000 employees worldwide.

        Additional information on Park Place Entertainment can be accessed through the company's 24-hour investor relations service. Individuals may call toll-free 877-PPE-NYSE (877-773-6973) or visit www.parkplace.com to obtain the latest company news and stock price information, or to request information by email, fax or postal mail delivery.

        NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities law and is intended to qualify for the safe harbor from liability provided there under. All statements which are not historical statements of fact are "forward-looking statements" for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements include all financial projections, including projections of revenue, market share, earnings, or free cash flow, statements of management's plans, objectives or expectations of future economic performance, statements regarding new products or services, statements of belief, and statements regarding anticipated construction, development, or acquisition. Additional information concerning potential risk factors that could affect the company's future performance are described from time to time in the company's reports filed with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2001 and 10Q from first quarter 2002. This report may be viewed free of charge at the following website: www.sec.gov. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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        Financial tables follow

PARK PLACE ENTERTAINMENT
Summary Income Statement
(Amounts in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Net revenue	$1,198	$1,171	$2,356	$2,332
Operating costs and expenses	871	848	1,733	1,682
Depreciation and amortization	120	130	240	261
Pre-opening expense	—	1	—	1

Operating profit before corporate expense	207	192	383	388
Corporate expense	17	13	34	25

Operating income	190	179	349	363
Net interest expense	90	94	179	198
Investment gain	(44)	—	(44)	—

Income before taxes, minority interest and cumulative effect of accounting change	144	85	214	165
Income tax provision	47	36	75	70
Minority interest, net	1	1	3	2

Income before cumulative effect of accounting change	96	48	136	93
Cumulative effect of accounting change	—	—	(979)	—

Net income (loss)	$96	$48	$(843)	$93

Net income (loss) per share
Basic	$0.32	$0.16	$(2.79)	$0.31
Diluted	$0.31	$0.16	$(2.76)	$0.31
Adjusted net income per share
Basic	$0.19	$0.21	$0.32	$0.40
Diluted	$0.19	$0.20	$0.32	$0.39
Weighted average shares outstanding
Basic	302	297	302	297
Diluted	306	302	305	302

PARK PLACE ENTERTAINMENT
Property Operating Information
(Amounts in millions)
(unaudited)

	Revenues				EBITDA(1)
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001	2002	2001	2002	2001
WESTERN REGION
Paris/Bally's	$165	$170	$326	$351	$52	$51	$98	$110
Caesars Palace	129	133	241	260	37	34	54	65
Flamingo Las Vegas	77	78	147	155	27	28	49	57
Other	139	151	276	320	18	20	38	53

	510	532	990	1,086	134	133	239	285
EASTERN REGION
Bally's Atlantic City	137	133	265	256	49	46	89	81
Caesars Atlantic City	131	117	255	229	43	38	83	71
Atlantic City Hilton	76	79	144	147	20	21	32	33
Other	40	14	77	16	5	3	10	5

	384	343	741	648	117	108	214	190
MID-SOUTH REGION
Grand Biloxi	56	60	115	119	12	16	25	32
Grand Tunica	55	54	111	109	9	9	22	22
Caesars Indiana	67	51	135	104	18	14	37	29
Grand Gulfport	49	48	97	93	14	13	26	25
Other	49	47	102	97	9	8	22	19

	276	260	560	522	62	60	132	127
INTERNATIONAL	28	36	65	76	14	22	38	48
CORPORATE	—	—	—	—	(17)	(13)	(34)	(25)

TOTAL	$1,198	$1,171	$2,356	$2,332	$310	$310	$589	$625

(1)
EBITDA is earnings before interest, taxes, depreciation and amortization, pre-opening expense and investment gain.

PARK PLACE ENTERTAINMENT
Supplemental Information

STATISTICAL INFORMATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
WESTERN REGION
Average Daily Rate	$93	$92	$94	$95
Occupancy Percentage	91%	94%	90%	93%
Table Hold Percentage	18.5%	16.0%	16.1%	15.8%
EASTERN REGION
Average Daily Rate	$90	$93	$85	$89
Occupancy Percentage	97%	98%	97%	97%
Table Hold Percentage	15.3%	15.1%	15.4%	15.2%
MID-SOUTH REGION
Average Daily Rate	$62	$59	$59	$58
Occupancy Percentage	90%	92%	90%	92%
Table Hold Percentage	16.5%	16.2%	16.3%	16.7%
INTERNATIONAL
Average Daily Rate	$76	$80	$79	$84
Occupancy Percentage	64%	65%	66%	69%
Table Hold Percentage	18.3%	17.7%	17.3%	16.8%

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Net income (loss)	$96	$48	$(843)	$93
Adjustments:
Investment gain	(44)	—	(44)	—
Cumulative effect of accounting change	—	—	979	—
Pre-opening expense	—	1	—	1
Goodwill amortization	—	13	—	25
Income taxes on adjustments	5	(1)	5	(1)

Adjusted net income	$57	$61	$97	$118

Adjusted net income per share
Basic	$0.19	$0.21	$0.32	$0.40
Diluted	$0.19	$0.20	$0.32	$0.39
Weighted average shares outstanding
Basic	302	297	302	297
Diluted	306	302	305	302

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Park Place reports financial results for second quarter of 2002